Exhibit 5.2

June 25, 2012

Atlantic Power Corporation
One Federal St., Floor 30
Boston, Massachusetts 02110

Dear Sirs/Mesdames:

Re:                             Atlantic Power Corporation

We are acting as Ontario counsel to Atlantic Power Corporation (the “Company”) in connection with the Registration Statement on Form S-1, as amended or supplemented (File No. 333-181225) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission in connection with the registration of $130,000,000 aggregate principal amount of series C convertible unsecured subordinated debentures (the “Debentures”) of the Company under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”).  The Debentures will be issued pursuant to an indenture (the “Indenture”) dated as of December 17, 2009, between the Company and Computershare Trust Company of Canada (the “Trustee”), as debenture trustee, as supplemented by a second supplemental indenture (the “Supplement” and, together with the Indenture, the “Supplemented Indenture”) to be entered into between the Company and the Trustee. In connection with the opinion set out below, we have examined such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of the Company and such other documents, including the form of Supplement (including the form of Debentures attached thereto as an exhibit) filed as an exhibit to the Registration Statement, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

Assumptions

We have assumed the following with respect to the opinion expressed herein:

(a)                                  the genuineness of all signatures on documents examined by us, the legal capacity of individuals signing any documents, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, faxed, electronic or photostatic copies;

(b)                                 the Company is validly continued and existing pursuant to the laws of the Province of British Columbia, has the corporate power and capacity to execute, deliver and perform its obligations under the Supplemented Indenture and the Debentures, and that the Supplemented Indenture and the Debentures have been duly authorized;

(c)                                  the Trustee is validly incorporated and existing pursuant to the laws of the jurisdiction of its incorporation or formation, has the corporate or other power and capacity to execute, deliver (and, in the case of the Debentures, certify) and perform its obligations under the Supplemented Indenture and the Debentures, and that the Supplemented Indenture and the Debentures have been duly authorized;

(d)                                 each of the parties to the Debentures and the Supplemented Indenture has taken all necessary action to duly authorize the execution, delivery and performance of all obligations by it of the Debentures and the Supplemented Indenture to which it is a party; and

(e)                                  each of the form of Supplement filed as an exhibit to the Registration Statement and the form of Debentures attached as an exhibit to the form of Supplement constitutes the final version of such document.

Law

Our opinion set out below is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein as of the date of this opinion letter (“Ontario Law”), and we express no opinion as to any laws, or any matters governed by any laws, other than Ontario Law.  Additionally, we disclaim any obligation to update this opinion after the date of effectiveness of the Registration Statement to which this opinion is an exhibit.

Opinion

Based upon and relying on the assumptions set out above, and subject to the qualifications and limitations set forth herein, we are of the opinion that, upon due execution and delivery of the Supplement by each of the Company and the Trustee, and the execution, certification, issuance and delivery of the Debentures in accordance with the terms of the Supplemented Indenture against payment therefor, the Debentures will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Qualifications

The foregoing opinion is subject to the following qualifications, limitations and restrictions:

(a)                                  the enforceability of each of the Debentures and the Supplemented Indenture is subject to (i) any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, equitable subordination, reorganization, arrangement, winding-up, moratorium or other similar laws relating to or affecting creditors’ rights generally and the powers of a court to grant relief against penalties and forfeitures or to stay proceedings before it and to stay executions and judgments; (ii) general principles of equity, including, without limitation, that equitable remedies (including, without limitation, specific performance and injunction) may be granted only in the discretion of a court of competent jurisdiction; and (iii) the Limitations Act, 2002 (Ontario);

(b)                                 we express no opinion as to the enforceability of any provision of the Debentures or the Supplemented Indenture (i) directly or indirectly purporting to exclude unwritten variations, modifications, amendments, waivers or consents or to establish evidentiary standards; (ii) purporting to make the Company responsible for any actions or omissions of any of the Trustee, the holders of the Debentures, or their agents or purporting to relieve any of the Trustee, the holders of the Debentures or their agents from the consequence of their own negligence or responsibility for their own acts; (iii) which grants rights to any person not a party thereto; or (iv) which grants a power of attorney in favour of another party;

(c)                                  an Ontario court may decline jurisdiction in an action or proceeding to enforce the Debentures or the Supplemented Indenture on the basis that it is not a convenient forum or that concurrent or prior proceedings have been brought elsewhere, notwithstanding the provisions of any of the Debentures or the Supplemented Indenture purporting to waive the right to raise any such objection to the jurisdiction of an Ontario court; and

(d)                                 a judgment of a Canadian court may be awarded only in Canadian currency and such judgments may be based on a rate of exchange in existence on a date other than the date of payment.

This opinion letter is given to you for use in connection with the offer and sale of the Debentures while the Registration Statement is in effect and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the U.S. Securities Act.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Goodmans LLP